For Release: February 11, 2008 at 7:30AM EST

Contact:	Michael Mason (investors)	Jonathan Hunt, CFO
	Brian Kennedy (media)	509 375 1202
	Allen & Caron Inc	jhunt@isoray.com
212 691 8087
michaelm@allencaron.com
brian@allencaron.com

IsoRay, Inc. Reports Second Quarter Results

RICHLAND, Washington - IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate and other malignant disease through use of its proprietary radioisotope technology, announced its financial results for the quarter and six months ended December 31, 2007.

Sales revenue for the quarter increased by 24 percent to approximately $1.8 million over approximately $1.4 million in the year-earlier period. Medical centers ordering the Company’s Proxcelan™ seeds increased to 53, a 61 percent increase over the 33 centers that ordered in the second quarter of fiscal 2007.

The Company’s revenues during the quarter were generated through sales of Proxcelan Cesium-131 seeds for the treatment of prostate and ocular cancers. Since the first patient implant in October 2004 through January 2008, approximately 2300 prostate cancer patients have been treated with Cesium-131.

The Company’s net loss increased from $1.9 million or $0.12 loss per share in fiscal year 2007’s second quarter, to $2.8 million or $0.12 loss per share in the quarter ended December 31, 2007. The larger loss was mainly due to costs of the new facility, the cost of decommissioning the old facility, higher production costs, increased protocol expenses, and higher sales and marketing personnel expenses due to higher commissions paid based on higher revenues and an increase in the sales force.

The Company had cash of $3.5 million and short-term investments of $8.7 million as of December 31, 2007.

“Our sales for the second fiscal quarter of fiscal 2008 showed a significant increase from the second fiscal quarter of 2007,” said IsoRay Chairman and CEO Roger Girard. “Our ongoing goal is to drive sales growth and to that end we have initiated educational workshops in 2008 to help provide physicians with the tools to understand the unique characteristics of Cesium-131, and how these differences translate into modified implant planning techniques.”

Girard added, “Our focus in the rest of fiscal 2008 is on increasing revenue while at the same time increasing the efficiency of the manufacturing process and thereby reducing costs. Key initiatives in 2008 include taking directly to the consumer the favorable initial 2 year clinical results from our monotherapy protocols and report the latest data from our other ongoing trials”.

The sales pipeline during Q2-FY2008 included 9 new sites or customers that collectively placed 16 orders for Proxcelan Cesium-131 brachytherapy seeds during the quarter.

Fourteen sites received amended Radioactive Material (RAM) licenses; 27 sites have submitted RAM licenses for amendment and 50 potential new sites have begun the process for amending their licenses during the quarter ended December 31, 2007.

As previously announced, a conference call is scheduled for 1:30 Pacific Time (4:30 p.m. Eastern Time) today to discuss this earnings release. Participants should dial into the call 10-15 minutes before the scheduled time using the following numbers: 877-407-8031 (from the US and Canada) or +1 201 689-8031 (from outside the US and Canada). A live webcast of the conference call will also be accessible via the Internet at www.isoray.com, or by going to www.investorcalendar.com.

The telephonic replay of the conference call will be available by dialing 877-660-6853 (from the US and Canada) or +1 201 612-7415 (from outside the US and Canada) and by entering account number 286 and conference ID number 273560. An online archive will also be available immediately following the call at the sites noted above. Both are available for ten days, through February 21, 2008.

The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s review process and should be considered preliminary until IsoRay files its Form 10-Q for the fiscal quarter ended December 31, 2007.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)
Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b)	Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether new sites will achieve licensure and result in future sales, whether planned physician education activities will be held or will result in favorable physician responses, whether IsoRay will be able to reduce production costs and increase revenue, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2007	2006	2007	2006
Product sales	$1,758,344	$1,414,155	$3,614,063	$2,439,599
Cost of product sales	2,241,795	1,387,394	4,247,297	2,675,539
Gross loss	(483,451)	26,761	(633,234)	(235,940)
Operating expenses:
Research and development	395,545	216,254	651,915	461,852
Sales and marketing expenses	1,142,827	890,018	2,202,643	1,562,948
General and administrative expenses	919,164	821,529	1,821,189	2,554,661
Total operating expenses	2,457,536	1,927,801	4,675,747	4,579,461
Operating loss	(2,940,987)	(1,901,040)	(5,308,981)	(4,815,401)
Non-operating income (expense):
Interest income	179,855	50,004	418,551	90,187
Financing expense	(25,211)	(67,413)	(55,314)	(120,670)
Non-operating income (expense), net	154,644	(17,409)	363,237	(30,483)
Net loss	$(2,786,343)	$(1,918,449)	$(4,945,744)	$(4,845,884)
Basic and diluted loss per share	$(0.12)	$(0.12)	$(0.21)	$(0.31)

Weighted average shares used in computing net loss per share:
Basic and diluted	23,072,272	15,919,236	23,036,657	15,609,992

The accompanying notes are an integral part of these financial statements.